EXHIBIT 10.4

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

Effective January 1, 2010
Amended April 27, 2010
Amended January 1, 2011
Amended and Restated as of December 31, 2013
Amended and Restated as of February 19, 2015

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
Amended and Restated as of February 19, 2015
INTRODUCTION

The New York Times Company (the “Company”) previously established The New York Times Company Supplemental Executive Savings Plan (the “Plan”) effective as of January 1, 2010 for the benefit of certain of its Employees.
The Company maintains The New York Times Companies Pension Plan (the “Basic Plan”) and The New York Times Company Supplemental Executive Retirement Plan (“SERP I”) for the benefit of certain of its employees. Effective December 31, 2009, benefit accruals under the Pension Plan and SERP I were frozen.
The Plan provides Supplemental Contributions and Transition Credits to eligible Employees.
The Plan has been previously amended to reflect the Company’s adoption of The New York Times Company 2010 Incentive Compensation Plan, to change the frequency with which interest is credited to Participant’s Accounts, and to clarify the calculation of certain contribution amounts and the timing of certain distributions. The Plan was amended and restated, effective as of December 31, 2013, to incorporate these prior amendments and to reflect the Company’s desire to discontinue accruals under the Plan for Plan Years beginning on or after January 1, 2014.
The Plan is again being amended and restated, effective as of February 19, 2015, to clarify the Plan’s provisions regarding the Company’s delegation of authority with regard to the amendment, merger or termination of the Plan in accordance with the Board of Directors resolution renewing and clarifying its delegation of authority to the Compensation Committee.
The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees.
The Plan is intended to comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan shall be interpreted and administered, to the extent possible, in a manner consistent with the foregoing statement of intent.

ARTICLE I
DEFINITIONS
1.1    “Account” means the bookkeeping account established under the Plan for each Participant. A Participant’s Account shall include his Supplemental Contributions, Transition Credits and gains/losses attributable thereto.
1.2    “Basic Plan” means The New York Times Companies Pension Plan.
1.3    “Beneficiary” or “Beneficiaries” means the person or persons designated as such by a Participant.
1.4    “Board of Directors” means the Board of Directors of the Company.
1.5    “Change of Control” shall be deemed to have occurred if:

(a)
A “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than a Permitted Holder shall have obtained the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors; or

(b)
Consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of the consolidated assets of the Company and its subsidiaries substantially as an entirety to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than one of the Company’s subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a Change of Control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

For purposes of this Section 1.5 of the Plan, “Permitted Holders” shall mean any descendant (or any spouse thereof) of Iphigene Ochs Sulzberger (collectively, the “Family Members”) or any beneficiary or trustee (as the same may change from time to time) of a trust over 50% of the individual beneficiaries of which are Family Members.
1.6    “Code” means the Internal Revenue Code of 1986, as amended.
1.7    “Company” means The New York Times Company.

1.8    “Compensation” for any calendar year shall include the Participant’s base salary, annual cash bonuses and sales commissions paid during such year, and shall exclude any other compensation (such as deferred incentive compensation, other than annual cash bonuses, under the Long-Term Incentive Plan, retirement units and performance awards under the Executive Incentive Award Plan, the 1991 Executive Stock Incentive Plan, 1991 Executive Cash Bonus Plan, the 2010 Incentive Compensation Plan and any successor plans, and stock options under the 1974 Incentive Stock Option Plan, the Employee Stock Purchase Plan, the 1991 Executive Stock Incentive Plan, the 2010 Incentive Compensation Plan and any successor plans), and any contributions to or benefits under this Plan or any other pension, profit-sharing, stock bonus or other plan of deferred compensation; except that amounts deferred under a non-qualified deferred compensation plan and/or amounts which the Company contributes to a plan on behalf of the Participant pursuant to a salary reduction agreement which are not includible in the Participant’s gross income under Sections 125, 402(e)(3), 492(h) or 403(b) of the Code shall be included.
1.9    “Compensation Committee” means the committee appointed by the Board of Directors of the Company.
1.10    “EMC” means the ERISA Management Committee appointed by the Compensation Committee.
1.11    “Employee” means an employee of the Company. Independent contractors and leased employees (as defined under Section 414(n) of the Code) shall not be treated as Employees under the Plan.

1.12    “Participant” means an Employee of the Company who (i) is a participant in SERP I on December 31, 2009, or (ii) who hold a Key Executive Position and is designated by the SERP Committee as eligible to participate in the Plan.
1.13    “Plan” means The New York Times Company Supplemental Executive Savings Plan.
1.14    “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.
1.15    “Separation from Service” shall occur when a Participant dies, retires, or otherwise has a Termination from Employment with the Company.
1.16    “SERP Committee” means a Committee consisting of the Chairman and the President of The New York Times Company.
1.17    “Supplemental Contribution” means the amount that is credited to a Participant’s Account pursuant to Section 3.1 of the Plan.
1.18    “Surviving Spouse” means the person to whom the Participant is married on the date on which benefits commence (or at his death, if earlier).
1.19    “Termination from Employment” shall occur on the date that the Participant ceases to be employed by the Company and all members of the Company’s controlled group of corporations for any reason other than death. Whether a Termination from Employment has occurred shall be based on the facts and circumstances and determined in accordance with Section 409A of the Code.
1.20    “Transition Credit” means the amount that is credited to a Participant’s Account pursuant to Section 3.2 of the Plan.

1.21    “Year of Service” shall have the same meaning as such term has under The New York Times Companies Supplemental Retirement and Investment Plan.
1.22    For the purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa.

ARTICLE II
PARTICIPATION
An Employee who is a participant in SERP I on December 31, 2009 shall become a Participant in the Plan on January 1, 2010.
Any other Employee who holds a Key Executive Position (as defined by the Company) and is designated by the SERP Committee as eligible to participate in the Plan shall become a Participant in the Plan on the date so designated by the SERP Committee.
Notwithstanding the foregoing, no Employee shall be eligible to become a Participant in the Plan after December 31, 2013.

ARTICLE III
SUPPLEMENTAL CONTRIBUTIONS AND TRANSITION CREDITS
3.1    Supplemental Contributions. For each Plan Year, the Company shall credit a Participant’s Account with a Supplemental Contribution equal to:

(a)	10% of Compensation for Participants who were participants in SERP I on December 31, 2009; or

(b)	5% of Compensation for Participants who were not participants in the SERP I on December 31, 2009.
If a Participant incurs a Separation from Service during the Plan Year, the amount of his Supplemental Contribution shall be based on his Compensation through the date he incurs a Separation from Service. In calculating the amount of a Supplemental Contribution to be made to the Account of a Participant who has already incurred a Separation from Service, the Supplemental Contribution shall be limited by Section 4.2, if applicable, with the term “Account” in Section 4.2(b) meaning the sum of the value of the Account as of the date of the Separation from Service, plus the amount of the accrued Supplemental Contribution attributable to the calendar year in which the Participant separated from service.
The Company shall credit a Participant’s Account, including the Account of a Participant who incurs a Separation from Service during the Plan Year, with a Supplemental Contribution as soon as administratively practicable following the end of the Plan Year.
Notwithstanding the foregoing, no Supplemental Contributions shall be credited to a Participant’s Account for any Plan Year beginning on or after January 1, 2014.
3.2    Transition Credits. For each Plan Year, Transition Credits equal to 10% of Participants’ Compensation shall be credited to the Accounts of Participants who were participants in SERP I on December 31, 2009 and who are designated by the SERP Committee as eligible to receive Transition Credits. Notwithstanding the foregoing, no Transition Credits shall be credited to a Participant’s Account for any Plan Year after the Plan Year in which the Participant attains age 62.

If a Participant incurs a Separation from Service during the Plan Year, the amount of his Transition Credit shall be based on his Compensation through the date he incurs a Separation from Service. In calculating the amount of a Transition Credit to be made to the Account of a Participant who has already incurred a Separation from Service, the Transition Credit shall be limited by Section 4.2, if applicable, with the term “Account” in Section 4.2(b) meaning the sum of the value of the Account as of the date of the Separation from Service, plus the amount of the accrued Transition Credit attributable to the calendar year in which the Participant separated from service.
The Company shall credit a Participant’s Account, including the Account of a Participant who incurs a Separation from Service during the Plan Year, with a Transition Credit as soon as administratively practicable following the end of the Plan Year.
Notwithstanding the foregoing, no Transition Credits shall be credited to a Participant’s Account for any Plan Year beginning on or after January 1, 2014.
3.3    Interest. A Participant’s Account shall be credited with interest daily based on the yield of the Barclays Capital Long Credit index as of the last business day in October of the preceding Plan Year or based on such successor index as may be selected by the EMC.

ARTICLE IV
VESTING, BENEFIT AMOUNT AND PAYMENT
4.1    Vesting. A Participant shall become 100% vested in his Account upon attaining age fifty-five (55) and completing ten (10) Years of Service.
Notwithstanding the foregoing, upon a Change of Control, all Participants shall become 100% vested in their Accounts.
4.2    Benefit Amount. Notwithstanding anything else herein to the contrary, Section 4.2 shall only apply to Participants who were participants in SERP I on December 31, 2009. A Participant who is vested in his Account on the date he incurs a Separation from Service, or the Participant’s Beneficiary in the case of his death, shall be entitled to a benefit equal to the value of his Account, provided that the sum of (a) plus (b) does not exceed (c). In the event that the sum of (a) plus (b) exceeds (c), the amount payable from the Plan shall be reduced by the amount of such excess.

(a)	The present value of the Participant’s actual SERP I benefit on the date he incurs a Separation from Service.

(b)	The value of the Participant’s Account on the date he incurs a Separation from Service.

(c)	The present value of the Participant’s SERP I benefit that the Participant would have been entitled to receive on the date he incurs a Separation from Service had SERP I not been frozen.
For purposes of determining the present value of the Participant’s SERP I benefit, the actuarial assumptions under the Basic Plan for purposes of determining lump sum payments shall be applied.
4.3    Payment Upon Termination From Employment. A Participant who is vested in his Account on the date he incurs a Termination from Employment shall receive a lump sum payment equal to the value of his Account, as adjusted under Section 4.2 of the Plan, if applicable, within 90 days following the date of the Participant’s Termination from Employment. If such Participant’s Account is credited with a Supplemental Contribution (under Section 3.1) or a Transition Credit (under Section 3.2) after the date of distribution, such additional amount shall be paid to the Participant in a lump sum within 90 days following the date on which such additional amount is credited to the Participant’s Account.
Notwithstanding anything in the Plan to the contrary, if the Participant is determined by the Compensation Committee, or its delegee, to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant’s benefit shall be delayed to the extent necessary to comply with Section 409A of the Code. In the event payment of the Participant’s benefit is delayed, the Participant’s Account shall continue to be credited with interest in accordance with Section 3.3 until the date of distribution.
4.4    Payment Upon Death. If a Participant, who is vested in his Account, dies before his Account is paid, the Participant’s Account, as adjusted under Section 4.2 of the Plan, shall be paid to his Beneficiary in a lump sum. The lump sum payment to the Participant’s Beneficiary shall be made within 90 days of the Participant’s death.

ARTICLE V
PAYEE DESIGNATION
5.1    Beneficiaries. A Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death in the manner prescribed by the EMC. If a Participant fails to designate a Beneficiary or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s Account, then the Participant’s Account shall be paid to his Surviving Spouse, or if there is no Surviving Spouse, to his estate.
5.2    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the EMC, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the EMC may direct that such payment be made to any person found by the EMC, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the EMC and the Company under the Plan.

ARTICLE VI
ADMINISTRATION
6.1    Committee. The EMC shall be responsible for the administration of the Plan. The members of the EMC shall serve without compensation.
6.2    Responsibilities and Powers of the EMC. The Plan shall be administered by the EMC. The EMC may adopt rules and regulations to assist it in the administration of the Plan and may appoint and/or employ individuals to assist it in the administration of the Plan and any other agents it seems advisable, including legal and actuarial counsel. In addition, the EMC may, in its discretion, delegate any of its authority, duties and responsibilities hereunder to any other individual or individuals.
6.3    Indemnification. The individuals serving on the EMC shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any individual of the EMC with respect to this Plan, unless such liability arises from the individual’s claim for such individual’s own benefit, the proven gross negligence, bad faith, or (if the individual had reasonable cause to believe such conduct was unlawful) the criminal conduct of such individual. This indemnification shall continue as to an individual who has ceased to be a member of the EMC and shall inure to the benefit of the heirs, executors and administrators of such an individual.
6.4    Claims and Review Procedure. If any Participant, Beneficiary or other properly interested party is in disagreement with any determination that has been made under the Plan, a claim may be presented, but only in accordance with the procedures set forth herein.

(a)
Original Claim. Any Participant, Beneficiary or other properly interested party may, if he/she so desires, file with the EMC, or its delegee, a written claim for benefits or a determination under the Plan. Within ninety (90) days after the filing of such a claim, the EMC, or its delegee, shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision in the claim. If the claim is denied in whole or in part, the EMC, or its delegee, shall state in writing:

(i)	The reasons for the denial;

(ii)	The references to the pertinent provisions of this Plan on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the claims review procedure set forth in this section.

(b)
Claim Review Procedure. Within sixty (60) days after receipt of notice that a claim has been denied in whole or in part, the claimant may file with the EMC a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the EMC shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

(c)	General Rules.

(i)
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the foregoing claims procedure. The EMC may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the EMC upon request.

(ii)
All decisions on claims and on requests for a review of denied claims shall be made by the EMC. The EMC, from time to time, may request from employees other than members of the EMC information that is relevant to the Participant’s claim or request for review. The decisions of the EMC shall be final, binding and conclusive upon all persons.

(iii)
The decision of the EMC on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(iv)
Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company and the EMC.

ARTICLE VII
MISCELLANEOUS
7.1    Benefits Payable by the Company. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. At its discretion, the Company may establish one or more grantor trusts and/or insurance contracts for the purpose of providing for payment of benefits under the Plan. Such trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or insurance contract shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
7.2    Amendment or Termination. The Compensation Committee may, in its sole discretion, amend, merge or terminate this Plan at any time or from time to time, in whole or in part, provided; however, that effective February 19, 2015 the Compensation Committee delegates its authority to amend the Plan to the EMC if the amendment is (i) administrative in nature; (ii) required by law; or (iii) projected not to require an increase in costs in excess of $2.5 million per calendar year However, no amendment or suspension of the Plan will affect a retired Participant’s right or the right of the retired Participant’s Beneficiary to receive a benefit in accordance with the terms of the Plan.
7.3    Status of Employment. Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat him without regard to the effect which such treatment might have upon the rights of the Participant or any other person to a payment or a benefit under the Plan.

7.4    Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns. In furtherance of the foregoing, the Company may assign its obligations to make payments under this Plan to any successor to all or substantially all of the Company’s business.
7.5    Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is entitled to receive a benefit under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.
7.6    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan will be construed according to the laws of the State of New York.

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